UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  Form 8-K/A

                                CURRENT REPORT

                      PURSUANT TO SECTION 13 OR 15(d) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported):  November 24, 2004

                    INTEGRATED PERFORMANCE SYSTEMS, INC.
                    ------------------------------------
            (Exact name of registrant as specified in its charter)



             New York                  000-30794               11-3042779
 (State or other jurisdiction   (Commission File Number)     (IRS Employer
       of incorporation)                                  Identification No.)


             901 Hensley Lane                                    75098
               Wylie, Texas                                    (Zip Code)
 (Address of principal executive offices)

                                (214) 291-1452
             (Registrant's telephone number, including area code)


 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 [  ]  Written communications pursuant to Rule 425 under the Securities Act
       (17 CFR 230.425)

 [  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
       (17 CFR 240.14a-12)

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))

 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

 ITEM 2.01.     COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

      Acquisition of Best Circuit Boards, Inc. dba Lone Star Circuits

      In November 2004, a wholly owned subsidiary of Integrated Performance Systems, Inc. ("the Company" or "IPS") merged with Best Circuit Boards, Inc., d/b/a Lone Star Circuits ("LSC"), resulting in LSC becoming a wholly owned subsidiary of IPS. The owners of LSC acquired controlling interest in IPS and we have therefore determined that the transaction should be accounted for as a reverse merger. The transaction will be treated as if LSC acquired IPS and, consequently, the historical financial statements of LSC will become the historical financial statements of the Company.

      IPS is a printed circuit board and electronics component manufacturer located in Frisco, Texas; LSC is a privately owned fabrication services company located in Wylie, Texas, which is engaged in time sensitive, high technology prototypes, and is a manufacturer of high margin, complex electronic circuit boards. The Company's corporate headquarters have been moved to Wylie, and the Company plans to consolidate its manufacturing operations located in Frisco into LSC's state-of-the-art, 101,000 square foot facility located at 901 Hensley Lane, Wylie, Texas.

      The merger transaction requires the Company to issue approximately 194 million new common shares in acquisition of LSC, which shares will have the same rights as all other common shares of the Company. (Issuance of these common shares is contingent upon approval by the IPS shareholders of an increase in the Company's authorized shares from 100 million to 400 million, at a special shareholders' meeting, which is expected to be held in the near future.) To evidence the right of LSC shareholders to receive the common shares, 193,829 shares of Series F Convertible Preferred Stock (the "Preferred Stock") were issued to LSC shareholders at closing.

      The Preferred Stock has a $.01 par value, 300,000 shares are authorized, and 193,829 shares are issued and outstanding. The terms of the Preferred Stock contain no mandatory redemption provisions. The liquidation value per share is equal to the value of Lone Star Circuits, Inc., divided by the number of outstanding shares of Preferred Stock. Holders of the Preferred Stock have the right to convert their preferred shares into common shares at the rate of one thousand shares of Common Stock for each share of preferred stock, and each holder of the Preferred Stock is entitled to one thousand votes for each share of Preferred Stock held.

      Other terms of the merger include the issuance to LSC shareholders of $4.2 million in convertible debentures. The debentures are convertible into Common Stock at any time at a per share conversion price of $.15 per share. $3.2 million of the debentures is payable at a simple interest rate of 8% per annum, with interest payable monthly and the principal balance due in February 2005. $1 million of the debentures is payable at a simple interest rate of 8% per annum, interest payable bi-annually and the principal balance due in November 2007. All of the debentures are secured by all assets of the Company and of LSC.

      Prior to consummating the merger, the Company entered into a consulting agreement with Mr. Jacoby, a major LSC shareholder, to manage the Company. This arrangement was superseded by a three year employment agreement with Mr. Jacoby effective December 1, 2004.

      In connection with the merger, the former CEO of the Company,
 D. Ronald Allen, delivered approximately 19.5 million shares of Common Stock beneficially owned by him into escrow to secure certain advances made by LSC on behalf of the Company. Mr. Jacoby was also granted the right to vote these shares for the duration of the escrow agreement.


 ITEM 5.03.     CHANGE IN FISCAL YEAR

      In connection with the merger, our Board of Directors changed our fiscal year end from November 30 to July 31, to conform to the fiscal year end of LSC. Hereafter, we will file quarterly and annual reports of the combined entities based on the new fiscal year.


 ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS

      (a)  Financial statements of business acquired.
           -----------------------------------------
           The financial statements filed as part of this report consist of audited historical financial statements of LSC for the twelve months ended July 31, 2004 and 2003 (beginning on page F-1 hereof) and unaudited historical financial statements of LSC for the three months ended October 31, 2004 and 2003 (beginning on page F-16 hereof).

      (b)  Pro Forma financial information.
           -------------------------------
           The Pro Forma financial information filed as part of this report consists of Unaudited Combined Pro Forma Condensed Balance Sheets of IPS and LSC as of October 31, 2004, and the related Unaudited Combined Pro Forma Condensed Statements of Operations for the year ended July 31, 2004, and the three months ended October 31, 2004 (beginning on page F-22 hereof).

      (c)  Exhibits.
           --------
      2.1 Agreement and Plan of Merger dated October 22, 2004 between the Company and Best Circuit Boards, Inc. (filed as Exhibit "2.1" to the Company's Current Report on Form 8-K filed on October 28, 2004 and incorporated herein by reference.)

      2.2 First Addendum to the Agreement and Plan of Merger between the Company and Best Circuit Boards, Inc. (filed as Exhibit "2.2" to the Company's Current Report on Form 8-K filed on December 1, 2004 and incorporated herein by reference.)

      4.1* Series F Preferred Stock terms and conditions.
 ______________
 *Filed herewith


                                  SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          INTEGRATED PERFORMANCE SYSTEMS, INC.
                          (Registrant)

                          By: /s/ BRAD J. PETERS
                              -----------------------------------------------
                                  Brad J. Peters
                                  Vice President and Chief Financial Officer
                                  (On behalf of the registrant and as
                                  principal financial and accounting officer)

 Date:     February 7, 2005

                           Financial Statements and
              Report of Independent Certified Public Accountants

                          BEST CIRCUIT BOARDS, INC.
                           (dba Lone Star Circuits)

                            July 31, 2004 and 2003

                          BEST CIRCUIT BOARDS, INC.
                           (dba Lone Star Circuits)


                              TABLE OF CONTENTS


                                                                Page
                                                                ----
  Report of Independent Certified Public Accountants..........   F-3

  Financial Statements

    Balance Sheets. ..........................................   F-4

    Statements of Operations .................................   F-5

    Statement of Stockholder's Equity ........................   F-6

    Statements of Cash Flows .................................   F-7

    Notes to Financial Statements ............................   F-8

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
              --------------------------------------------------

 Board of Directors
 Best Circuit Boards, Inc.


 We have audited the accompanying balance sheets of Best Circuit Boards, Inc. (the "Company"), as of July 31, 2004 and 2003 and the related statements of operations, stockholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Best Circuit Boards, Inc. as of July 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

 As discussed in Note K, on November 24, 2004, the Company merged with a wholly owned subsidiary of Integrated Performance Systems, Inc., a publicly traded company.

 /s/ KBA Group LLP

 KBA GROUP LLP
 Dallas, Texas
 October 1, 2004, except for Note E and Note K as to which the date is November 24, 2004

                          BEST CIRCUIT BOARDS, INC.
                           (dba Lone Star Circuits)

                                Balance Sheets
                            July 31, 2004 and 2003


                                    ASSETS
                                                        2004          2003
                                                     ----------    ----------
 Current assets:
   Cash and cash equivalents                        $   218,000   $   195,319
   Accounts receivable, net of allowance for
      doubtful accounts of $24,000 at July 31, 2004   3,070,875     1,965,511
   Inventory                                          1,417,060     1,276,471
   Income tax receivable                                299,090             -
   Deferred income tax asset                             76,938        35,404
   Due from related parties                              37,972       550,167
                                                     ----------    ----------
    Total current assets                              5,119,935     4,022,872

 Property and equipment, net                          1,766,312     2,347,237

 Deferred income tax asset                               48,687       204,182
 Income tax receivable                                        -       356,595
 Other assets                                            53,866        79,044
                                                     ----------    ----------
    Total assets                                    $ 6,988,800   $ 7,009,930
                                                     ==========    ==========

                     LIABILITIES AND STOCKHOLDER'S EQUITY

 Current liabilities:
   Line of credit                                   $   910,000   $   641,806
   Accounts payable                                   1,755,133     1,709,774
   Accrued expenses                                     303,349       310,369
   Notes payable, current portion                       261,957       479,290
                                                     ----------    ----------
    Total current liabilities                         3,230,439     3,141,239

 Notes payable, less current portion                     52,990       262,755

 Commitments (Note G)

 Stockholder's Equity:
   Common stock; $1.00 par value, 10,000 shares
   authorized; 10,000 shares issued and outstanding      10,000        10,000
   Additional paid-in capital                           222,484       222,484
   Retained earnings                                  3,472,887     3,373,452
                                                     ----------    ----------
    Total stockholder's equity                        3,705,371     3,605,936
                                                     ----------    ----------
    Total liabilities and stockholder's equity      $ 6,988,800   $ 7,009,930
                                                     ==========    ==========


 The accompanying notes are an integral part of this financial statement.

                          BEST CIRCUIT BOARDS, INC.
                           (dba Lone Star Circuits)

                          Statements of Operations
                     Years Ended July 31, 2004 and 2003

                                                        2004          2003
                                                     ----------    ----------
 Net sales                                          $22,475,291   $19,794,422

 Cost of good sold                                   18,885,311    18,494,055
                                                     ----------    ----------
    Gross profit                                      3,589,980     1,300,367

 Selling, general and administrative expenses         3,438,285     2,735,463
                                                     ----------    ----------
 Operating income (loss)                                151,695    (1,435,096)

 Other income (expense)
    Interest expense                                    (68,974)      (76,032)
    Other                                               141,675        35,787
                                                     ----------    ----------
 Net income (loss) before provision
   for income taxes                                     224,396    (1,475,341)

 Provision for income taxes                            (124,961)      436,029
                                                     ----------    ----------
 Net income (loss)                                  $    99,435   $(1,039,312)
                                                     ==========    ==========


 The accompanying notes are an integral part of this financial statement.

                          BEST CIRCUIT BOARDS, INC.
                           (dba Lone Star Circuits)

                      Statement of Stockholder's Equity
                      Years Ended July 31, 2004 and 2003

                                                    Additional
                                   Common Stock      Paid-in     Retained
                                 Shares    Amount    Capital     Earnings      Total
                                 ------   --------   --------   ----------   ----------
 Balance at July 31, 2002        10,000  $  10,000  $  52,484  $ 4,412,764  $ 4,475,248

 Contribution from stockholder        -          -    170,000            -      170,000

 Net loss                             -          -          -   (1,039,312)  (1,039,312)
                                 ------   --------   --------   ----------   ----------
 Balance at July 31, 2003        10,000     10,000    222,484    3,373,452    3,605,936

 Net income                           -          -          -       99,435       99,435
                                 ------   --------   --------   ----------   ----------
 Balance at July 31, 2004        10,000  $  10,000  $ 222,484  $ 3,472,887  $ 3,705,371
                                 ======   ========   ========   ==========   ==========


 The accompanying notes are an integral part of this financial statement.


                          BEST CIRCUIT BOARDS, INC.
                           (dba Lone Star Circuits)

                           Statements of Cash Flows
                      Years Ended July 31, 2004 and 2003

                                                        2004          2003
                                                     ----------    ----------
 Cash flows from operating activities:
  Net income (loss)                                 $    99,435   $(1,039,312)
  Adjustments to reconcile net income (loss)
    to net cash used in operating activities:
   Depreciation and amortization                        810,668       861,792
   Loss on disposal of property and equipment             2,500       304,325
   Deferred tax expense                                 113,961      (153,335)
   Changes in operating assets and liabilities:
    Accounts receivable                              (1,105,364)      585,278
    Inventories                                        (140,589)     (165,541)
    Income tax receivable                                57,505      (288,199)
    Other assets                                         25,178       114,856
    Accounts payable                                     45,359      (746,753)
    Accrued expenses                                     (7,020)       16,931
                                                     ----------    ----------
  Net cash used in operating activities                 (98,367)     (509,958)

 Cash flows from investing activities:
  Purchases of property and equipment                   (88,292)     (476,447)
                                                     ----------    ----------
 Cash flows from financing activities:
  Net borrowings on line of credit                      268,194       641,806
  Proceeds from issuance of long-term debt                    -       575,000
  Payments on long-term debt                           (571,049)     (983,272)
  Collections on advances to related party              512,195       216,000
  Contribution from stockholder                               -       170,000
                                                     ----------    ----------
 Net cash provided by financing activities              209,340       619,534
                                                     ----------    ----------
 Net increase (decrease) in cash and cash equivalents    22,681      (366,871)

 Cash and cash equivalents at beginning of year         195,319       562,190
                                                     ----------    ----------
 Cash and cash equivalents at end of year           $   218,000   $   195,319
                                                     ==========    ==========
 Supplementary disclosure of cash flow information:
  Interest paid                                     $    68,974   $   143,509
                                                     ==========    ==========
  Income taxes paid (refunded)                      $   (57,505)  $         -
                                                     ==========    ==========
 Summary of non-cash items:
  Property and equipment purchased with debt        $   143,951   $    76,032
                                                     ==========    ==========


 The accompanying notes are an integral part of this financial statement.

                          BEST CIRCUIT BOARDS, INC.
                           (dba Lone Star Circuits)

                        Notes to Financial Statements
                            July 31, 2004 and 2003


 NOTE A - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business and Basis of Presentation
 ----------------------------------
 Best Circuit Boards, Inc. (the "Company") was incorporated in the State of Texas on December 20, 1994. The Company provides electronic contract manufacturing services to original equipment manufacturers ("OEM's") for various industries and has customers located throughout the United States.

 Use of Estimates and Assumptions
 --------------------------------
 The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

 Cash and Cash Equivalents
 -------------------------
 The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The Company does not have any cash equivalents at December 31, 2003.

 Accounts Receivable
 -------------------
 Trade accounts receivable are stated at the amount the Company expects to collect. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit-worthiness, past transaction history with the customer, current economic industry trends, and changes in customer payment terms. If the financial condition of the Company's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required. Based on management's assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance.

 Inventories
 -----------
 Inventories are stated at the lower of cost or market (determined product by product based on management's knowledge of current market conditions and existing sales levels). Cost of raw materials is determined on a weighted average basis; cost of work in process and finished goods is determined using specific identification.

 A provision for obsolete and slow-moving inventory is recorded based on current inventory levels and historical and expected future sales levels.

 Property and Equipment
 ----------------------
 Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

           Plant machinery and equipment                5 - 7 years
           Leasehold improvements                          15 years
           Computer software and equipment                  5 years
           Furniture and office equipment               5 - 7 years
           Motor vehicles                                   5 years

 Maintenance and  repairs  are expensed  as  incurred.   Major  renewals  and
 improvements are capitalized.

 Long-lived Assets
 -----------------
 Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if an impairment is indicated by its carrying value not being recoverable through undiscounted cash flows. Impairment is recognized for the difference between the carrying amount and the fair value of the asset, generally estimated using discounted cash flows.

 Revenue Recognition
 -------------------
 The Company recognizes revenue as products are shipped.

 Shipping Costs
 --------------
 During the years ended July 31, 2004 and 2003, the Company incurred shipping costs of approximately $105,000 and $154,000, respectively. These costs are included in selling, general and administrative expenses in the statements of operations.

 Income Taxes
 ------------
 Deferred income taxes are provided for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under the asset and liability method, as prescribed by SFAS 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. Under the asset and liability method, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.


 NOTE B - MAJOR CUSTOMERS, VENDORS AND CONCENTRATIONS OF CREDIT RISK

 Financial   instruments   which   potentially   subject   the   Company   to
 concentrations of credit risk consist primarily of trade accounts receivable and cash and cash equivalents.

 At July 31, 2004, four customers accounted for approximately 52% of the Company's total accounts receivable and for the year ended July 31, 2004, one of these customers and an additional customer accounted for approximately 40% of total net sales. At July 31, 2003, three customers accounted for approximately 51% of the Company's total accounts receivable and for the year ended July 31, 2003, one of these customers accounted for approximately 36% of total net sales. The Company grants credit to its customers without collateral. Management has evaluated accounts receivable at July 31, 2004 and 2003 and has provided an allowance for estimated uncollectible accounts. In the event of complete non-performance of accounts receivable, the maximum exposure to the Company is the recorded amount on the balance sheet.

 Cash in bank accounts is at risk to the extent that it exceeds Federal Deposit Insurance Corporation ("FDIC") insured amounts. To minimize risk, the Company places its cash with high credit quality institutions.

 For the year ended July 31, 2004, two vendors accounted for approximately 36% of the purchases of raw materials and one vendor accounted for approximately 19% of the purchases of raw materials for the year ended July 31, 2003. Management believes there is not a concentration risk in that other suppliers are capable of providing the needed materials if the current vendors could not meet the Company's requirements.


 NOTE C - INVENTORIES

 Inventories consist of the following at July 31, 2004 and 2003:

                                                        2004          2003
                                                     ----------    ----------
      Raw materials                                 $   947,174   $   630,168
      Work in process                                   362,738       471,235
      Finished goods                                    185,111       175,068
                                                     ----------    ----------
                                                      1,495,023     1,276,471
      Reserve for obsolete inventory                    (77,963)            -
                                                    ----------    ----------
                                                    $ 1,417,060   $ 1,276,471
                                                     ==========    ==========


 NOTE D - PROPERTY AND EQUIPMENT

 Property and equipment consists of the following at July 31, 2004 and 2003:

                                                        2004          2003
                                                     ----------    ----------
      Plant machinery and equipment                 $ 5,371,334   $ 5,179,113
      Leasehold improvements                            470,707       470,707
      Computer software and equipment                   305,243       289,396
      Furniture and office equipment                    139,175       134,867
      Motor vehicles                                    240,361       305,517
                                                     ----------    ----------
                                                      6,526,820     6,379,600
      Accumulated depreciation and amortization      (4,760,508)   (4,032,363)
                                                     ----------    ----------
                                                    $ 1,766,312   $ 2,347,237
                                                     ==========    ==========

 Depreciation and amortization expense totaled $810,668 and $861,792 for the years ended July 31, 2004 and 2003, respectively.


 NOTE E - LINE OF CREDIT

 Effective August 26, 2003, the Company entered into a line of credit agreement ("LOC") with a bank which provided for maximum borrowings of $2,000,000, was due on demand, bore interest at the bank's prime rate plus 1% (5.5% at July 31, 2004) and matured October 15, 2004. At July 31, 2004,
 $910,000 was outstanding under this LOC. As of November 24, 2004, the LOC had not been renewed and remained due and payable. Interest on amounts outstanding is payable monthly. The LOC is subject to certain financial and other covenants, is collateralized by all of the Company's accounts receivable and inventory, and is guaranteed by the majority stockholder.

 At July 31, 2003, the Company had $641,806 outstanding under a line of credit agreement with a bank. The balance and accrued interest was paid off on August 29, 2003.


 NOTE F - LONG-TERM DEBT

 Long-term debt consists of the following at July 31, 2004 and 2003:

                                                        2004          2003
                                                     ----------    ----------
 Note payable to bank, payable in monthly
  installments of $17,450 including
  interest at 5.75%, matures August 29,
  2005, collateralized by equipment.                $   231,931   $   422,356

 Note payable to leasing company for
  purchase of equipment, payable in
  monthly installments of $10,268
  including interest at 4.22%, matures
  November 25, 2004, collateralized by
  equipment.                                             50,183             -

 Notes payable to vendors, payable in
  monthly installments totaling $2,661
  including interest from 4.22% to 9.25%,
  maturing August 2004 through June 2008,
  collateralized by equipment and a
  vehicle.                                               32,833        41,657

 Note payable to vendor for purchase of
  equipment, payable in monthly
  installments of $4,781 including
  interest at 8%, paid off in advance of
  maturity at June 30, 2005.                                  -       115,185

 Note payable to vendor for purchase of
  equipment, payable in varying monthly
  installments including interest at 8%,
  matured in July 2004.                                       -       110,800

 Note payable to leasing company for
  purchase of equipment, payable in
  monthly installments of $8,884
  including interest at 4.43%, matured
  January 15, 2004.                                           -        52,047
                                                     ----------    ----------
                                                        314,947       742,045
   Less current maturities of long-term debt            261,957       479,290
                                                     ----------    ----------
   Total long-term debt, less current maturities    $    52,990   $   262,755
                                                     ==========    ==========
 Future maturities of long-term debt are as follows:

                     2005                 $ 261,957
                     2006                    37,882
                     2007                     7,883
                     2008                     7,225
                     2009                         -
                                           --------
                                          $ 314,947
                                           ========

 NOTE G - COMMITMENTS

 The Company leases certain office and warehouse facilities, vehicles and office equipment under noncancellable operating lease agreements. The office and warehouse facilities are leased from JACCO Investments, a related party.

 Future minimum lease commitments for the years ending July 31, are as follows:

                         Related Party       Other         Total
                         -------------     ---------     ----------
         2005             $   900,000     $   88,021    $   988,021
         2006                 900,000         42,354        942,354
         2007                 900,000         26,055        926,055
         2008                 900,000              -        900,000
         2009                 900,000              -        900,000
         Thereafter         6,085,000              -      6,085,000
                           ----------      ---------     ----------
                          $10,585,000     $  156,430    $10,741,430
                           ==========      =========     ==========

 For the years ended July 31, 2004 and 2003, vehicle lease expense was $71,988 and $64,568, respectively. Equipment rental expense was $306,815 and $483,537 for the years ended July 31, 2004 and 2003, respectively. Rent expense for facilities was $1,008,147 and $1,108,525 for the years ended July 31, 2004 and 2003, respectively (see Note I - Related Party Transactions).

 The Company has guaranteed payment of mortgage notes owed by JACCO Investments to financial institutions. At July 31, 2004, amounts owed by JACCO Investments under mortgage note arrangements guaranteed by the Company totaled $5,996,957. In the event that JACCO Investments defaults on any of these respective loans, the Company would be required to make cash payments equal to the unpaid principal portion of the mortgage notes plus all accrued penalties and interest. The guarantees do not contain any recourse provisions or collateral for the Company in the event that the guarantee payments are made.


 NOTE H - INCOME TAXES

 The income tax provision for the years ended July 31, 2004 and 2003 consists of the following:

                                             2004          2003
                                           --------      --------
      Current expense (benefit)           $  11,000     $(282,694)
      Deferred expense (benefit)            113,961      (153,335)
                                           --------      --------
                                          $ 124,961     $(436,029)
                                           ========      ========

 Significant temporary differences used in the computation of deferred taxes are as follows:

                                             2004          2003
                                           --------      --------
      Deferred tax assets, current
        Accrued vacation                  $  39,172     $  32,368
        Allowance for bad debt                8,943             -
        Inventory allowance                  28,823             -
        Contributions carryforward                -         3,036
                                           --------      --------
                                          $  76,938     $  35,404
                                           ========      ========
        Deferred tax assets
          (liabilities), non-current
        Depreciation                      $ (91,218)    $(126,708)
        Net operating loss carryforwards    139,905       330,890
                                           --------      --------
                                          $  48,687     $ 204,182
                                           ========      ========

 The following table provides a reconciliation of the difference between the statutory federal income tax rate and the Company's effective income tax rate for the years ended July 31, 2004 and 2003:

                                             2004          2003
                                           --------      --------
        Statutory federal tax rate              34%          (34%)
        Items permanently not deductible        19%            7%
        State income taxes,
          net of federal tax benefit             3%           (3%)
                                           --------      --------
                                                56%          (30%)
                                           ========      ========

 In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the existence of, or generation of, taxable income in the periods during which those temporary differences are deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon historical taxable income and projections of future taxable income over the periods which the deferred tax assets are deductible, management does not believe a valuation allowance is necessary as of July 31, 2004.

 At July 31, 2004, the Company has available approximately $406,000 of net operating loss carryforwards that expire in 2024.


 NOTE I - RELATED PARTY TRANSACTIONS

 At July 31, 2004, the general partner of the Family Limited Partnership ("FLP"), which owns 100% of the outstanding shares of the stock of the Company, owes the Company $37,972.

 At July 31, 2003, JACCO Investments, a company owned by the general partner of the FLP, owed the Company $550,167. During the fiscal year ended July 31, 2004, the receivable was paid off by cash receipts of approximately $200,000 and through an offset to professional fees approximating $350,000 for management services provided by JACCO Investments.

 For the years ended July 31, 2004 and 2003, the Company incurred fees totaling $1,168,167 and $569,000, respectively, to JACCO Investments for management services. At July 31, 2004 and 2003, the Company did not owe JACCO Investments any fees related to these management services.

 The Company leases both of its operating facilities from JACCO Investments. For the years ended July 31, 2004 and 2003, the Company incurred lease expense totaling $1,008,147 and $1,108,525, respectively, related to these operating leases (See Note G - Commitments).

 The general partner of the FLP and an employee of the Company each own a 50% interest in Dowtech, Inc. The employee developed an automated process to test circuit boards, and the Company has incurred approximately $43,000 in legal expenses on behalf of Dowtech related to the procurement of a patent on the process. The Company has billed Dowtech for these expenses, and has entered into an agreement dated April 6, 2004 which makes Dowtech responsible for the repayment of these legal expenses. The agreement also provides the Company with certain rights to use the automated testing process in exchange for the payment of royalties to Dowtech. Terms of the agreement permit the Company to offset royalty payments against the amounts billed for legal fees. During 2004, the Company had incurred approximately $15,000 for royalty expenses which have been offset against the receivable from Dowtech. At July 31, 2004, Dowtech owed the Company $28,805.


 NOTE J - EMPLOYEE BENEFIT PLAN

 The Company has a defined contribution plan (the "Plan") with a 401(k) provision. Eligible employees can make contributions to the Plan; Company contributions are discretionary. During the years ended July 31, 2004 and 2003, the Company contributed $13,268 and $19,016, respectively.


 NOTE K - SUBSEQUENT EVENTS

 On November 24, 2004, the Company merged into a wholly owned subsidiary of Integrated Performance Systems, Inc. ("IPS"), a publicly-traded company. As a result of the merger, the Company's sole shareholder controls IPS through a majority voting interest.

                          BEST CIRCUIT BOARDS, INC.
                           (dba Lone Star Circuits)

                             Financial Statements
                               October 31, 2004
                                 (Unaudited)

                          BEST CIRCUIT BOARDS, INC.
                           (dba Lone Star Circuits)
                                Balance Sheet
                               October 31, 2004
                                 (Unaudited)


                                    Assets

 Current assets
   Cash and equivalents                                           $   309,230
   Accounts receivable, net                                         3,771,287
   Other receivables                                                    6,996
   Inventories                                                      1,337,507
   Due from Integrated Performance Systems, Inc.                      100,000
   Deferred income tax asset                                          211,749
   Income tax receivable                                              299,090
                                                                   ----------
    Total current assets                                            6,035,859

 Property and equipment

   Fixed assets                                                     6,567,838
   Accumulated depreciation                                        (4,946,261)
                                                                   ----------
    Total property and equipment                                    1,621,577

 Other assets

   Cash surrender value of officers life insurance                     65,117
   Deferred acquisition costs                                         148,869
   Other                                                                2,982
                                                                   ----------
    Total other assets                                                216,968
                                                                   ----------
    Total assets                                                  $ 7,874,404
                                                                   ==========

 The accompanying notes are an integral part of this financial statement.

                          BEST CIRCUIT BOARDS, INC.
                           (dba Lone Star Circuits)
                                Balance Sheet
                               October 31, 2004
                                 (Unaudited)


                    Liabilities and Stockholder's Equity

 Current liabilities

   Accounts payable                                               $ 2,138,331
   Accrued expenses                                                   482,258
   Line of credit                                                   1,010,000
   Notes payable, current portion                                     190,669
                                                                   ----------
    Total current liabilities                                       3,821,258

 Long-term liabilities

   Notes payable                                                       18,396
   Deferred income taxes                                              178,760
                                                                   ----------
    Total long-term liabilities                                       197,156
                                                                   ----------
    Total liabilities                                               4,018,414
                                                                   ----------
 Stockholder's equity

   Common stock; $1.00 par value, 10,000 shares
   authorized, issued and outstanding                                  10,000
   Additional paid-in capital                                         222,484
   Retained earnings                                                3,623,506
                                                                   ----------
    Total stockholder's equity                                      3,855,990
                                                                   ----------
    Total liabilities and stockholder's equity                    $ 7,874,404
                                                                   ==========


 The accompanying notes are an integral part of this financial statement.

                          BEST CIRCUIT BOARDS, INC.
                           (dba Lone Star Circuits)
                            Statements of Income
                                (Unaudited)

                                                        Three Months Ended
                                                     -------------------------
                                                     October 31,   October 31,
                                                        2004          2003
                                                     ----------    ----------
 Net sales                                          $ 6,752,286   $ 4,615,382

 Cost of goods sold                                   5,651,399     3,878,305
                                                     ----------    ----------
    Gross profit                                      1,100,887       737,077

 Selling, general and administrative expenses           854,716       777,757
                                                     ----------    ----------
 Operating income (loss)                                246,171       (40,680)

 Other income (expense):
    Other income                                         14,315        15,361
    Interest expense                                    (17,231)      (23,492)
                                                     ----------    ----------
    Total other income (expense)                         (2,916)       (8,131)
                                                     ----------    ----------

 Income (loss) before provision for income taxes        243,255       (48,811)

 Provision for income taxes                              92,636        (4,612)
                                                     ----------    ----------
    Net income (loss)                               $   150,619   $   (44,199)
                                                     ==========    ==========


 The accompanying notes are an integral part of these financial statements.

                          BEST CIRCUIT BOARDS, INC.
                           (dba Lone Star Circuits)
                           Statements of Cash Flows
                                (Unaudited)

                                                        Three Months Ended
                                                     -------------------------
                                                     October 31,   October 31,
                                                        2004          2003
                                                     ----------    ----------
 Cash flow from operating activities:

   Net income (loss)                                $   150,619   $   (44,199)
   Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
       Depreciation and amortization                    185,753       202,121
       Deferred income tax expense (benefit)             92,636        (4,612)
       (Increase) decrease in cash surrender            (14,233)        8,007
         value of officers life insurance
       Changes in operating assets and liabilities:
         Increase in accounts receivable               (706,485)     (173,558)
         Increase in other receivable                      (923)            -
         Decrease (increase) in inventory                79,553      (194,364)
         Increase in accounts payable                   383,198        41,401
         Increase (decrease) in accrued expenses        178,909       (19,362)
                                                     ----------    ----------
   Total adjustments to reconcile net income            198,408      (140,367)
                                                     ----------    ----------
     Net cash provided by (used in) operating
       activities                                       349,027      (184,566)

 Cash flows from investing activities:
     Capitalized merger and acquisition costs          (148,869)            -
     Advances to Integrated Performance Systems, Inc.  (100,000)            -
     Purchases of property and equipment                (41,018)      (26,868)
                                                     ----------    ----------
     Net cash used in investing activities             (289,887)      (26,868)

 Cash flows from financing activities:
     Collections on advances to related party            37,972       200,000
     Increase in line of credit                         100,000        58,194
     Payments on notes payable                         (105,882)     (171,612)
                                                     ----------    ----------
     Net cash provided by financing activities           32,090        86,582
                                                     ----------    ----------
 Net increase (decrease) in cash                         91,230      (124,852)

 Cash at the beginning of the year                      218,000       195,319
                                                     ----------    ----------
 Cash at the end of the year                        $   309,230   $    70,467
                                                     ==========    ==========

 Supplemental disclosure of cash flow information:
     Cash paid for the following:
       Interest                                     $   17,231    $    23,492
                                                     ==========    ==========


 The accompanying notes are an integral part of these financial statements.

                          BEST CIRCUIT BOARDS, INC.
                           (dba Lone Star Circuits)
                        Notes to Financial Statements


 NOTE 1 - BASIS OF PRESENTATION

 UNAUDITED FINANCIAL INFORMATION

 The unaudited financial statements have been prepared by Best Circuit Boards, Inc., dba Lone Star Circuits ("the Company"), pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments consisting of normal recurring entries, which, in the opinion of the Company, are necessary to present fairly the results for the interim periods. The interim financial statements do not include all disclosures provided in fiscal year end financial statements prepared in accordance with accounting principles generally accepted in the United States of America, although the Company believes that the accompanying disclosures are adequate to make the information presented not misleading. Results of operations for the three-month period ended October 31, 2004, are not necessarily indicative of the results that may be expected for the year ending July 31, 2005.

 These financial statements should be read in conjunction with the financial statements and notes thereto contained in the audited financial statements for the years ended July 31, 2004 and 2003, respectively.


 NOTE 2 - DUE FROM INTEGRATED PERFORMANCE SYSTEMS, INC.

 The amount due from Integrated Performance Systems, Inc. represents an advance made to a subsidiary of Integrated Performance Systems, Inc. during the three months ended October 31, 2004.


 NOTE 3 - MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

 At October 31, 2004, four customers accounted for approximately 57% of the total accounts receivable and for the three months ended October 31, 2004 these four customers accounted for approximately 50% of total net revenue.


 NOTE 4 - SUBSEQUENT EVENTS

 On November 24, 2004, the Company merged into a wholly owned subsidiary of Integrated Performance Systems, Inc., (IPS), a publicly-traded company. As a result of the merger, the Company's sole shareholder controls IPS through a majority voting interest.

 As of January 31, 2005 the Company had increased borrowings under its line of credit by approximately $845,000. The line of credit has been extended until March 1, 2005.

                     Integrated Performance Systems, Inc
         Unaudited Combined Pro Forma Condensed Financial Statements


 Basis of presentation

 The unaudited combined pro forma condensed financial information set forth below gives effect to the merger of Integrated Performance Systems, Inc.
 (IPS) and Best Circuits Boards, Inc. dba Lone Star Circuits (LSC) as if it had been completed on August 1, 2003, for the purposes of the statements of operations, and as if it had been completed on October 31, 2004, for balance sheet purposes. The unaudited combined pro forma condensed financial statements are derived from the historical financial statements of IPS and LSC.

 The acquisition will be accounted for under the purchase method of accounting and LSC has been determined to be the accounting acquirer. Accordingly, a new basis will be established for IPS's assets and liabilities based upon the fair values thereof and the IPS's purchase price, including costs of the acquisition. The purchase accounting adjustments made in connection with the development of the unaudited combined pro forma condensed financial statements are preliminary and have been made solely for the purposes of developing such pro forma financial information and are based upon the assumptions described in the notes hereto. The pro forma adjustments do not reflect any operating efficiencies and cost savings that may be achieved with respect to the combined companies nor any adjustments to expenses for any future operating changes. IPS may incur integration-related expenses not reflected in the pro forma financial statements such as the elimination of duplicate facilities, operational realignment and workforce reductions. The following unaudited combined pro forma condensed financial information is not necessarily indicative of the financial position or operating results that would have occurred had the acquisition been completed on the dates discussed above.

 IPS is unaware of events, other than those disclosed in the accompanying notes, that would require a material change to the preliminary purchase price allocation. However, a final determination of the required purchase accounting adjustments will be made within periods prescribed in accordance with generally accepted accounting principles. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because of a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results between the dates of the pro forma financial information and the date on which the acquisition took place.

                     Integrated Performance Systems, Inc
             Unaudited Combined Pro Forma Condensed Balance Sheets
                                October 31, 2004
                                    Note 1

                                          Historical
                                 ----------------------------
                                                 Best Circuit
                                 Integrated      Boards, Inc.
                                 Performance      (dba Lone        Pro Forma
                                 Systems, Inc.  Star Circuits)     Adjustments  Notes      Total
 Assets                           ----------      ----------       ----------   -----    ----------
 Current assets
   Cash                          $    65,919     $   309,230      $         -           $   375,149
   Restricted cash                    40,000               -                -                40,000
   Accounts receivable               796,796       3,771,287                -             4,568,083
   Inventory                         480,272       1,337,507                -             1,817,779
   Other receivables                  25,357         306,086                -               331,443
   Other current assets               29,114         100,000                -               129,114
   Deferred income taxes                   -         211,749                -               211,749
                                  ----------      ----------       ----------            ----------
     Total Current Assets          1,437,458       6,035,859                -             7,473,317

 Property and equipment, net         885,391       1,621,577                -             2,506,968

 Other assets
   Customer base                           -               -        5,237,755     4       5,237,755
   Goodwill                                -               -        7,163,982     4       7,163,982
   Other                              46,427         216,968         (148,869)    4         114,526
                                  ----------      ----------       ----------            ----------
     Total other assets               46,427         216,968       12,252,868            12,516,263
                                  ----------      ----------       ----------            ----------
     Total assets                $ 2,369,276     $ 7,874,404      $12,252,868           $22,496,548
                                  ==========      ==========       ==========            ==========

   See accompanying notes to unaudited combined pro forma condensed financial statements.

                     Integrated Performance Systems, Inc.
       Unaudited Combined Pro Forma Condensed Balance Sheets (Continued)
                                October 31, 2004
                                    Note 1

                                          Historical
                                 ----------------------------
                                                 Best Circuit
                                 Integrated      Boards, Inc.
                                 Performance      (dba Lone        Pro Forma
  Liabilities and                Systems, Inc.  Star Circuits)     Adjustments  Notes      Total
  stockholder's equity            ----------      ----------       ----------   -----    ----------
 Current liabilities
   Accounts payable              $   843,959     $ 2,138,331      $  (464,638)      2   $ 2,517,652
   Accrued expenses                2,142,890         482,258       (1,094,471)   2, 3     1,530,677
   Short-term debt                 1,880,181       1,010,000         (712,393)      3     2,177,788
   Due to related party              901,173               -         (901,173)      3             -
   Notes payable to related party          -               -        3,200,000       5     3,200,000
   Current maturities of
     long-term debt                        -         190,669                -               190,669
                                  ----------      ----------       ----------            ----------
     Total current liabilities     5,768,203       3,821,258           27,325             9,616,786

 Long-term liabilities
   Long-term debt                     50,000          18,396          (50,000)      3        18,396
   Deferred taxes                          -         178,760        1,704,150       4     1,882,910
   Note payable to related party           -               -        1,000,000       5     1,000,000
                                  ----------      ----------       ----------            ----------
     Total long-term liabilities      50,000         197,156        2,654,150             2,901,306
                                  ----------      ----------       ----------            ----------
     Total liabilities             5,818,203       4,018,414        2,681,475            12,518,092

 Stockholders' equity
   Preferred stock Series A               39               -              (39)      3             -
   Preferred stock Series B               10               -              (10)      3             -
   Preferred stock Series C               91               -              (91)      3             -
   Preferred stock Series D                7               -               (7)      3             -
   Preferred stock Series F                -               -            1,930       4         1,930
   Common stock                      182,662          10,000          472,710       3       665,372
                                                                                 2, 3,            -
   Additional paid-in capital     14,595,489         222,484       (9,130,325)   4, 5,    5,687,648
   Retained earnings             (18,227,225)      3,623,506       18,227,225             3,623,506
                                  ----------      ----------       ----------            ----------
     Total stockholders' equity   (3,448,927)      3,855,990        9,571,393             9,978,456
                                  ----------      ----------       ----------            ----------
     Total liabilities and
       stockholders' equity      $ 2,369,276     $ 7,874,404      $12,252,868           $22,496,548
                                  ==========      ==========       ==========            ==========

   See accompanying notes to unaudited combined pro forma condensed financial statements.

                     Integrated Performance Systems, Inc.
        Unaudited Combined Pro Forma Condensed Statements of Operations
                     Three Months ended October 31, 2004
                                    Note 1


                                          Historical
                                 ----------------------------
                                                 Best Circuit
                                 Integrated      Boards, Inc.
                                 Performance      (dba Lone        Pro Forma
                                 Systems, Inc.  Star Circuits)     Adjustments  Notes      Total
                                  ----------      ----------       ----------   -----    ----------
 Net revenue                     $ 1,857,914     $ 6,752,286      $         -           $ 8,610,200

 Cost of goods sold                1,493,235       5,651,399                -             7,144,634
                                  ----------      ----------       ----------            ----------
 Gross profit                        364,679       1,100,887                -             1,465,566

 Selling, general and
   administrative expenses
   Selling, general and
     administrative                  495,339         854,716                -             1,350,055
   Amortization of intangibles             -               -          163,680       4       163,680
                                  ----------      ----------       ----------            ----------
 Total selling, general and
   administrative expenses           495,339         854,716          163,680             1,513,735
                                  ----------      ----------       ----------            ----------
 Operating income (loss)            (130,660)        246,171         (163,680)              (48,169)

 Other income (expense):            (105,885)         (2,916)         (15,814)   3, 5      (124,615)
                                  ----------      ----------       ----------            ----------
 Income (loss) before provision
   for income taxes                 (236,545)        243,255         (179,494)             (172,784)

 Provision for income taxes                -          92,636                -                92,636
                                  ----------      ----------       ----------            ----------
    Net income (loss)            $  (236,545)    $   150,619      $  (179,494)          $  (265,420)
                                  ==========      ==========       ==========            ==========

 Preferred stock dividends          (416,400)              -          416,400                     -
                                  ----------      ----------       ----------            ----------
 Net income (loss) available
   to common stockholders        $  (652,945)    $   150,619      $   236,906           $  (265,420)
                                  ==========      ==========       ==========            ==========

 Net income (loss) per share:
      Basic                      $     (0.04)              -                -           $     (0.00)
      Fully diluted              $     (0.04)              -                -           $     (0.00)

 Weighted average shares
   outstanding
      Basic                       18,006,660               -       48,530,540       3    66,537,200
      Fully diluted               18,006,660               -      241,530,540       6   259,537,200


   See accompanying notes to unaudited combined pro forma condensed financial statements.


                     Integrated Performance Systems, Inc.
        Unaudited Combined Pro Forma Condensed Statements of Operations
                           Year Ended  July 31, 2004
                                    Note 1


                                          Historical
                                 ----------------------------
                                                 Best Circuit
                                 Integrated      Boards, Inc.
                                 Performance      (dba Lone        Pro Forma
                                 Systems, Inc.  Star Circuits)     Adjustments  Notes      Total
                                  ----------      ----------       ----------   -----    ----------
 Net revenue                     $ 5,844,438     $22,475,291      $         -           $28,319,729

 Cost of goods sold                5,969,835      18,885,311                -            24,855,146
                                  ----------      ----------       ----------            ----------
 Gross profit                       (125,397)      3,589,980                -             3,464,583

 Selling, general and
   administrative expenses
   Selling, general and
     administrative                2,824,719       3,438,285                -             6,263,004
   Impairment expense              1,710,472               -                -             1,710,472
   Amortization of intangibles             -               -          654,719       4       654,719
                                  ----------      ----------       ----------            ----------
 Total selling, general and
   administrative expenses         4,535,191       3,438,285          654,719             8,628,195
                                  ----------      ----------       ----------            ----------
 Operating income (loss)          (4,660,588)        151,695         (654,719)           (5,163,612)

 Other income (expense):             479,442          72,701          (63,256)   3, 5       488,887
                                  ----------      ----------       ----------            ----------
 Income (loss) before provision
   for income taxes               (4,181,146)        224,396         (717,975)           (4,674,725)

 Provision for income taxes                -         124,961                -               124,961
                                  ----------      ----------       ----------            ----------
    Net income (loss)            $(4,181,146)    $    99,435      $  (717,975)          $(4,799,686)
                                  ==========      ==========       ==========            ==========

 Preferred stock dividends        (1,733,528)              -        1,733,528                     -
                                  ----------      ----------       ----------            ----------

 Net income (loss) available
   to common shareholders        $(5,914,674)    $    99,435      $ 1,015,553           $(4,799,686)
                                  ==========      ==========       ==========            ==========


 Net income (loss) per share:
      Basic                      $     (0.36)              -                -           $     (0.07)
      Fully diluted              $     (0.36)              -                -           $     (0.02)

 Weighted average shares
   outstanding
      Basic                       16,479,755               -       48,530,540       3     65,010,295
      Fully diluted               16,479,755               -      241,530,540       6    258,010,295


   See accompanying notes to unaudited combined pro forma condensed financial statements.


                     Integrated Performance Systems, Inc.
     Notes to Unaudited Combined Pro Forma Condensed financial Statements


 Note (1) Basis of presentation. On November 24, 2004 Integrated Performance Systems, Inc. ("IPS") consummated a merger transaction with Best Circuit Boards, Inc. dba Lone Star Circuits ("LSC"). The unaudited combined pro forma condensed financial statements give effect to the merger of IPS and LSC as if it had been completed on August 1, 2003, for the purposes of the statements of operations, and as if it had been completed on October 31, 2004, for balance sheet purposes. The unaudited combined pro forma condensed financial statements are derived from the historical financial statements of IPS and LSC. The balance sheets included in the unaudited combined pro forma condensed financial statements are as of August 31, 2004 for IPS and as of July 31, 2004 for LSC. Further, for comparative pro forma presentation, the IPS results of operations for the year ended August 31, 2004 has been combined with the LSC results of operations for the year ended July 31, 2004 and the IPS results of operations for the three months ended August 31, 2004 have been combined with the LSC results of operations for the three months ended October 31, 2004. The IPS results of operations for the three months ended August 31, 2004 has been used, for comparative purposes, in the unaudited combined pro forma condensed financial statements for both the year and the three months ended October 31, 2004.

 The acquisition will be accounted for under the purchase method of accounting. As a result of the more than 50% change in IPS voting control, LSC has been determined to be the accounting acquirer. Accordingly, a new basis will be established for IPS's assets and liabilities based upon their fair values. The purchase accounting adjustments made in connection with the development of the unaudited combined pro forma condensed financial statements are preliminary and have been made solely for the purposes of developing such pro forma financial information and are based upon the assumptions described in the notes hereto.

 Note (2) In connection with the merger, Integrated Performance Business Services Corp., an entity controlled by D. Ronald Allen, agreed to assume certain liabilities of the Company. These liabilities consisted of accounts payable totaling $464,638, and accrued expenses totaling $284,071. The unaudited pro forma condensed financial statements give effect to the assumption of liabilities by Integrated Performance Business Services Corp. as part of the merger transaction.

 Note (3) As a condition of the merger, prior to November 24, 2004, certain related party and other debt and all Series A, B, C, and D Preferred Shares were converted into 48,530,540 common shares of the Company. The unaudited combined pro forma condensed financial statements give effect to this reduction in debt and the accompanying interest expense.

 Note (4) For accounting purposes, LSC has been determined to be the acquirer, with IPS being the acquiree. Under the rules of accounting for reverse acquisitions, the purchase price has been determined based upon the fair value of IPS, the legal parent, on or around the date of the transaction. The measurement date for the transaction has been determined to be October 22, 2004, the date a substantially revised merger agreement was signed and announced.

 The purchase price is calculated as follows:

   Number of common shares outstanding on October 22, 2004       30,229,959
   Market price per share on or about October 22, 2004          $      0.34
                                                                 ----------
                                                                 10,278,186
   Merger costs                                                     148,869
                                                                 ----------
   Total purchase price                                         $10,427,055
                                                                 ==========

 The pro forma purchase price is allocated to the fair value of the IPS assets and liabilities as follows:

   Fair value of tangible assets acquired                       $ 1,887,927
   Customer base                                                  5,237,755
   Goodwill                                                       7,163,982
   Liabilities assumed                                           (3,862,609)
                                                                 ----------
   Total purchase price                                         $10,427,055
                                                                 ==========

 The merger was effected through the issuance of 193,000 shares of Series F convertible, preferred stock, par value $0.01, in exchange for 100% of the outstanding stock of LSC. On a pro forma basis goodwill and other intangibles increased by $13,017,630 as a result of the merger. The increase in intangibles of $5,237,755 was attributed to the value of IPS's customer base. The customer base is being amortized over 8 years. Amortization expense of $163,680 and $654,719 for the three months ended October 31, 2004 and the year ended July 31, 2004, respectively, has been included in the Unaudited Combined Pro Forma Condensed Statements of Operations. Additionally, deferred income taxes have been provided for the increase in customer base.

 Pro forma adjustment to goodwill                               $ 7,163,982
                                                                 ==========

 Pro forma adjustment to customer base                          $ 5,237,755
                                                                 ==========

 Pro forma adjustment to Series F convertible preferred stock   $     1,930
                                                                 ==========

 Pro forma adjustment to additional paid-in capital             $10,276,256
                                                                 ==========

 Deferred income tax liability                                  $ 1,704,150
                                                                 ==========

 Note (5) In connection with the merger transaction, IPS issued notes payable in the amount of $4,200,000 to the former shareholder of LSC. One of the notes has a face amount of $1,000,000 and matures on November 30, 2007 with the remainder maturing on February 28, 2005. The Unaudited Combined Pro Forma Condensed Balance Sheets have been adjusted to reflect the increased debt and reduced equity resulting from the issuance of the notes. The notes bear interest at 8% per annum. The Unaudited Combined Pro Forma Condensed Statements of Operations have been adjusted to reflect the additional interest expense resulting from the notes, of $84,000 and $336,000 for the quarter ended October 31, 2004 and the year ended July 31, 2004, respectively.

 Note (6) In connection with the issuance of the preferred stock mentioned in note 4 above, conversion was assumed on a pro forma basis and the resulting 193,000,000 shares have been used in fully diluted earnings per share calculations in the Unaudited Combined Pro Forma Condensed Financial Statements.